MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2, Amendment No. 1 of Nine Mile Software, Inc., of our report dated March 26, 2007 on our audit of the financial statements of Nine Mile Software, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and since inception on November 30, 2006 through December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 15, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501